CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee[1]

Senior Floating Rate Notes Due 2012	$250,000,000	$26,750.00

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $26,750.00 fee with respect to the $250,000,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,683,282.61 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 43 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated April 13, 2006
Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes Due 2012

     We, Morgan Stanley, may not redeem the Medium-Term Notes, Series F, Senior Floating Rate Notes due 2012 prior to the maturity date. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

Principal Amount:	$250,000,000	Initial Interest Reset
Maturity Date:	April 19, 2012	Date:	April 20, 2006
Settlement Date		Interest Reset Dates:	Each business day
(Original Issue		Interest Reset Period:	Daily
Date):	April 19, 2006	Interest Determination
Interest Accrual Date:	April 19, 2006	Dates:	The business day prior to each
Issue Price:	100%		interest reset date
Interest Payment		Reporting Service:	Telerate (Page 120)
Dates:	Each January 19, April 19, July	Book-Entry Note or
	19 and October 19, beginning	Certificated Note:	Book-entry note
	July 19, 2006	Senior Note or
Interest Payment		Subordinated Note:	Senior note
Period:	Quarterly	Calculation Agent:	JPMorgan Chase Bank, N.A.
Base Rate:	Federal funds rate		(formerly known as JPMorgan
Index Maturity:	N/A		Chase Bank)
Index Currency:	N/A	Minimum
Spread		Denomination:	$1,000
(Plus or Minus):	Plus 0.38% per annum	Specified Currency:	U.S. dollars
Initial Interest Rate:	The federal funds rate plus	Business Day:	New York
	0.38%; to be determined on the	CUSIP:	61746BCU8
	business day prior to the original	Other Provisions:	None
issue date

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

LOOP CAPITAL MARKETS LLC	RAMIREZ & CO., INC.	THE WILLIAMS CAPITAL GROUP, L.P.

United States Federal Income Taxation

     The notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Floating Rate Notes.”

     If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Information Concerning Plan of Distribution

     On April 13, 2006 we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes Due 2012 set forth opposite their respective names below at a net price of 99.65%, which we refer to as the “purchase price.” The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.35% of the principal amount of the Senior Floating Rate Notes Due 2012.

Principal Amount of Senior
Floating Rate Notes
Name	Due 2012

Morgan Stanley & Co. Incorporated	$242,500,000
Loop Capital Markets LLC	2,500,000
Samuel A. Ramirez & Company, Inc	2,500,000
The Williams Capital Group, L.P.	2,500,000
Total	$250,000,000

PS-2